Exhibit 99.1

AMERICREDIT REPORTS FIRST QUARTER OPERATING RESULTS

•	Net income of $54 million, $0.35 per share, includes charge related to Hurricane Katrina

•	Loan originations increased to $1.52 billion

•	FY06 earnings guidance revised for hurricane impact

FORT WORTH, TEXAS October 24, 2005 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $54 million, or $0.35 per share, for its fiscal first quarter ended September 30, 2005. Net income was impacted by an approximate $8 million after-tax charge ($13 million pre-tax), or $0.05 per share, related to Hurricane Katrina. AmeriCredit reported net income of $69 million, or $0.41 per share, for the same period a year earlier. Earnings per share for the September 2004 quarter were revised to reflect the retroactive application of EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Automobile loan purchases increased to $1.52 billion for the first quarter of fiscal year 2006, compared to $1.08 billion in the September 2004 quarter. Managed receivables totaled $11.05 billion at September 30, 2005, compared to $11.47 billion at September 30, 2004.

Annualized net charge-offs totaled 5.7% of average managed receivables for the September 2005 quarter, compared to 6.3% for the September 2004 quarter. Managed receivables 31-to-60 days delinquent were 6.0% of the portfolio at September 30, 2005, compared to 6.6% at September 30, 2004. Accounts more than 60 days delinquent were 2.6% of the portfolio at September 30, 2005, compared to 2.7% at September 30, 2004. Deferments totaled 7.2% of average managed receivables for the September 2005 quarter or 6.6% excluding deferments for Hurricane Katrina-impacted accounts, compared to 6.7% for the September 2004 quarter.

Unrestricted cash totaled $692 million at September 30, 2005. During the September quarter, the Company repurchased $204 million of its common stock. As of September 30, 2005, $599 million in aggregate repurchases have been made since inception of the Company’s stock repurchase program in April 2004. The Company has $101 million remaining under its board approved stock repurchase plan. At September 30, 2005, shareholders’ equity was $1.99 billion resulting in a managed assets-to-equity ratio of 5.6.

“We had a good quarter on many fronts. Loan originations were strong, profitability remained high, and our liquidity position is solid. Our strong balance sheet and increased allowance for loan losses position us well in the current economic environment,” said AmeriCredit President and CEO Dan Berce.

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its business.

The following net income and earnings per share forecasts were revised from guidance provided on August 8, 2005, for the impact of Hurricane Katrina on future portfolio performance. The earnings per share forecast has also been updated to reflect stock repurchased through September 30, 2005.

Net income and EPS forecasts

	Revised 12 mos. ending 6/30/06	Previous 12 mos. ending 6/30/06
Net income ($ millions)	$257 - $287	$265 - $295
Earnings per share	$1.67 - $1.85	$1.64 - $1.82

The forecasts for fiscal year 2006 incorporate, but are not limited to, the following assumptions, which remained unchanged from August 8, 2005:

•	New loan volume of $5.8 to $6.2 billion;

•	Net interest margin of 13.0 to 13.5 percent of average on-book receivables;

•	Operating expenses of approximately 2.8 to 3.2 percent of the managed portfolio;

•	Managed portfolio-level credit losses to average between 5.0 and 6.0 percent overall for fiscal year 2006, but varying seasonally by quarter; and

•	Annualized provision for losses as a percent of average on-book receivables to average in the high-5 percent to low-6 percent range, excluding the impact of Hurricane Katrina.

The forecasts for fiscal year 2006 earnings per share do not assume any share repurchases after September 30, 2005.

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Time. For a live Internet broadcast of this conference call, please go to the Company’s web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2005. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,
	2005	2004
Revenue:
Finance charge income	$373,736	$269,928
Servicing income	25,341	59,357
Other income	21,186	10,671

	420,263	339,956

Costs and expenses:
Operating expenses	77,865	74,001
Provision for loan losses	165,860	98,716
Interest expense	90,271	57,516
Restructuring charges	159	506

	334,155	230,739

Income before income taxes	86,108	109,217
Income tax provision	32,075	40,410

Net income	$54,033	$68,807

Earnings per share:
Basic	$0.38	$0.44

Diluted	$0.35	$0.41

Weighted average shares	142,735,494	155,611,880

Weighted average shares and assumed incremental shares	157,590,746	170,306,676

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	September 30, 2005	June 30, 2005	September 30, 2004
Cash and cash equivalents	$692,476	$663,501	$526,273
Finance receivables, net	8,857,389	8,297,750	6,738,828
Interest-only receivables from Trusts	15,745	29,905	89,878
Investments in Trust receivables	181,903	239,446	456,372
Restricted cash – gain on sale Trusts	201,367	272,439	422,014
Restricted cash – securitization notes payable	674,600	633,900	516,844
Restricted cash – warehouse credit facilities	271,849	455,426	507,476
Property and equipment, net	59,406	92,000	97,871
Deferred income taxes	62,883	53,759	7,202
Other assets	218,048	208,912	147,599

Total assets	$11,235,666	$10,947,038	$9,510,357

Warehouse credit facilities	$1,104,740	$990,974	$1,021,532
Securitization notes payable	7,377,648	7,166,028	5,733,778
Senior notes	166,841	166,755	166,499
Convertible debt	200,000	200,000	200,000
Funding payable	235,573	158,210	41,736
Accrued taxes and expenses	145,914	133,736	165,249
Other liabilities	15,583	9,419	33,919

Total liabilities	9,246,299	8,825,122	7,362,713

Shareholders’ equity	1,989,367	2,121,916	2,147,644

Total liabilities and shareholders’ equity	$11,235,666	$10,947,038	$9,510,357

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$54,033	$68,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,859	8,998
Provision for loan losses	165,860	98,716
Deferred income taxes	(9,109)	1,468
Accretion of present value discount	(11,663)	(27,126)
Impairment of credit enhancement assets	457	91
Stock-based compensation expense	4,203	629
Other	(711)	(751)
Distributions from gain on sale Trusts, net of swap payments	143,018	100,282
Changes in assets and liabilities:
Other assets	8,366	23,282
Accrued taxes and expenses	11,856	4,796

Net cash provided by operating activities	373,169	279,192

Cash flows from investing activities:
Purchases of receivables	(1,621,939)	(1,178,422)
Principal collections and recoveries on receivables	976,538	715,698
Net sales (purchases) of property and equipment	33,905	(635)
Net change in restricted cash and other	145,561	(307,306)

Net cash used by investing activities	(465,935)	(770,665)

Cash flows from financing activities:
Net change in warehouse credit facilities	113,766	521,532
Net change in securitization notes	210,385	130,213
Net change in senior notes and other	(3,685)	(8,292)
Repurchase of common stock	(204,114)	(67,831)
Net proceeds from issuance of common stock	3,407	19,586

Net cash provided by financing activities	119,759	595,208

Net increase in cash and cash equivalents	26,993	103,735
Effect of Canadian exchange rate changes on cash and cash equivalents	1,982	1,088
Cash and cash equivalents at beginning of period	663,501	421,450

Cash and cash equivalents at end of period	$692,476	$526,273

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended September 30,
	2005	2004
Loan originations	$1,520,146	$1,084,786
Loans securitized	1,189,191	874,318

Average on-book receivables	$9,050,440	$6,952,426
Average gain on sale receivables	1,970,313	4,727,627

Average managed receivables	$11,020,753	$11,680,053

	September 30, 2005	June 30, 2005	September 30, 2004
On-book receivables	$9,462,883	$8,838,968	$7,185,962
Gain on sale receivables	1,590,943	2,163,941	4,282,509

Managed receivables	$11,053,826	$11,002,909	$11,468,471

	Three Months Ended September 30,
	2005	2004
Operating expenses	$77,865	$74,001
Operating expenses as a percent of average managed receivables	2.8%	2.5%
Tax rate	37.25%	37.00%

	September 30, 2005	June 30, 2005	September 30, 2004
Loan delinquency:
On-book:
(% of ending on-book receivables)
31 - 60 days	5.3%	4.3%	4.7%
Greater than 60 days	2.2	1.8	1.9

Total	7.5%	6.1%	6.6%

Gain on sale:
(% of ending gain on sale receivables)
31 - 60 days	10.1%	8.8%	9.7%
Greater than 60 days	4.8	3.9	4.1

Total	14.9%	12.7%	13.8%

Total portfolio:
(% of ending managed receivables)
31 - 60 days	6.0%	5.2%	6.6%
Greater than 60 days	2.6	2.2	2.7

Total	8.6%	7.4%	9.3%

	Three Months Ended September 30,
	2005	2004
Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding:
On-book (% of average on-book receivables)	6.4%	4.7%

Gain on sale (% of average gain on sale receivables)	10.7%	9.6%

Total portfolio (% of average managed receivables)	7.2%	6.7%

	Three Months Ended September 30,
	2005	2004
Net charge-offs:
On-book	$109,173	$74,981
Gain on sale	47,982	111,312

	$157,155	$186,293

Net charge-offs as a percent of average receivables:
On-book	4.8%	4.3%

Gain on sale	9.7%	9.3%

Total portfolio	5.7%	6.3%

Net recoveries as a percent of gross repossession charge-offs:
On-book	47.6%	45.4%

Gain on sale	39.9%	37.3%

Total portfolio	45.2%	40.6%

	September 30, 2005	June 30, 2005	September 30, 2004
On-book receivables:
Principal	$9,462,883	$8,838,968	$7,185,962
Allowance for loan losses and nonaccretable acquisition fees	(605,494)	(541,218)	(447,134)

	$8,857,389	$8,297,750	$6,738,828

Allowance as a percentage of on-book receivables	6.4%	6.1%	6.2%

The Company implemented EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”) during the quarter ended December 31, 2004, which resulted in the Company’s convertible senior notes being treated as convertible securities and included in diluted earnings per share calculations using the if-converted method. EITF 04-8 required retroactive application beginning with the quarter ended December 31, 2003, which was the first quarter the Company’s convertible notes were outstanding. The effect of the retroactive application of EITF 04-8 on the Company’s diluted earnings per share is as follows:

Three Months Ended September 30, 2004
Diluted earnings per share:
As previously reported	$0.43

As reported under EITF 04-8	$0.41

The Company’s net margin as reflected on the consolidated statements of income is as follows:

	Three Months Ended September 30,
	2005	2004
Finance charge income	$373,736	$269,928
Other income	21,186	10,671
Interest expense	(90,271)	(57,516)

Net margin	$304,651	$223,083

	Three Months Ended September 30,
	2005	2004
Finance charge income	16.4%	15.4%
Other income	0.9	0.6
Interest expense	(3.9)	(3.3)

Net margin as a percent of average on-book receivables	13.4%	12.7%

Contact:

Investor Relations	Media Relations

Caitlin DeYoung	John Hoffmann

(817) 302-7394	(817) 302-7627